Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

15-13

Contacts:	Derrick Jensen, CFO	Media - Deborah Buks and Molly LeCronier
	Kip Rupp, CFA - Investors	Ward
	Quanta Services, Inc.	713-869-0707
713-629-7600

QUANTA SERVICES REPORTS 2015 SECOND QUARTER RESULTS

Project Challenges and Delays, As Well As Adverse Weather Conditions, Affect Results

Oil & Gas Segment Backlog Increases to Record $2.87 Billion

New $1.25 Billion Stock Repurchase Program Announced

Year-to-date Stock Repurchases of $406 Million Complete Previous $500 Million Stock Repurchase Program

HOUSTON - Aug. 5, 2015 - Quanta Services, Inc. (NYSE: PWR) today announced results for the three and six months ended June 30, 2015. On August 4, 2015, Quanta completed the sale of all of its fiber optic licensing operations. Accordingly, Quanta has presented the fiber optic licensing operations for the current and prior periods as discontinued operations in the accompanying condensed consolidated financial statements, supplemental data and reconciliation of non-GAAP financial measures.

Revenues in the second quarter of 2015 were $1.87 billion compared to revenues of $1.84 billion in the second quarter of 2014. Net income attributable to common stock (which includes the results of the fiber optic licensing operations and is therefore most comparable to Quanta’s second quarter 2015 guidance) was $46.1 million, or $0.22 per diluted share, in the second quarter of 2015, versus $81.1 million, or $0.37 per diluted share, in the second quarter of 2014. Included in net income attributable to common stock for the second quarter of 2015 was the net benefit of $1.6 million, or $0.01 per diluted share, associated with certain tax and acquisition-related items.

“We are experiencing challenges in the near term, resulting in disappointing financial results for the second quarter and a reduction in our guidance for the year. However, we remain optimistic about the multi-year outlook of our business. Second quarter results were impacted by project execution challenges, revenue shortfalls from project delays, and adverse weather conditions affecting project productivity in many of our service areas,” said Jim O’Neil, president and chief executive officer of Quanta Services. “Our revised financial outlook for the remainder of 2015 primarily reflects delays in certain large projects from this calendar year into 2016, as well as further impacts to areas of our business sensitive to the current oil price environment.

-MORE-

“Despite these headwinds, we expect positive developments to occur in the near future that support our business outlook. In our oil and gas segment, we anticipate significant mainline pipe project awards both domestically and in Canada that will contribute materially to our mainline pipe operations over the next several years. In our electric power segment, we are bidding or negotiating multiple large transmission projects that should materialize over the coming year and complement increasing demand for our distribution, renewable energy, and sub-transmission services. Our total backlog continues at near record levels, and we remain confident in our ability to execute within our historical margin profile.

“Demonstrating confidence in our business and our commitment to deliver value to stockholders, our board of directors authorized a new $1.25 billion stock repurchase program, and the company intends to execute a $750 million accelerated stock repurchase arrangement as part of this program. This is the largest stock repurchase program in Quanta’s history and is in addition to the $500 million stock repurchase program we recently completed,” concluded Mr. O’Neil.

Net income from continuing operations attributable to common stock (which excludes the results of the fiber optic licensing operations) was $32.0 million, or $0.15 per diluted share, in the second quarter of 2015, versus $73.5 million, or $0.33 per diluted share, in the second quarter of 2014. Included within net income from continuing operations for the three months ended June 30, 2015 are combined net charges of $6.7 million, or $0.03 per diluted share, associated with certain tax law changes and acquisition-related items.

Adjusted diluted earnings per share from net income attributable to common stock and adjusted diluted earnings per share from continuing operations (both of which are non-GAAP measures) were $0.26 and $0.24 for the second quarter of 2015 compared to $0.42 and $0.39 for the second quarter of 2014.

Revenues for the first six months of 2015 were $3.73 billion compared to revenues of $3.57 billion in the first six months of 2014. Net income attributable to common stock was $99.6 million, or $0.46 per diluted share, for the first six months of 2015 versus $135.5 million, or $0.62 per diluted share, for the first six months of 2014. Included in net income attributable to common stock for the first six months of 2014 was $38.8 million ($25.8 million net of tax) of incremental selling, general and administrative expense associated with an arbitration decision related to a contract dispute on a 2010 directional drilling project. Adjusted diluted earnings per share from net income attributable to common stock (a non-GAAP measure) was $0.57 per diluted share for the first six months of 2015 compared to $0.86 per diluted share for the first six months of 2014.

-MORE-

Net income from continuing operations attributable to common stock was $79.7 million, or $0.37 per diluted share, in the first six months of 2015 compared to $120.9 million, or $0.55 per diluted share, in the first six months of 2014. Adjusted diluted earnings per share from continuing operations (a non-GAAP measure) was $0.52 for the first six months of 2015 compared to $0.79 for the first six months of 2014.

The adjusted diluted earnings per share measures used in this earnings release are calculated as GAAP diluted earnings per share before acquisition and integration costs, as well as certain non-cash items such as amortization of intangible assets and non-cash compensation expense, and certain other items that affect comparability of results between periods. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

Quanta completed six acquisitions in the first half of 2015 and three acquisitions in the second half of 2014. Therefore, the results for the three and six months ended June 30, 2015 included these acquisitions from their respective acquisition dates and are compared to the pre-acquisition historical results of Quanta for the three and six months ended June 30, 2014.

RECENT HIGHLIGHTS

•	Authorized New $1.25 Billion Stock Repurchase Program - Quanta’s board of directors has authorized the company to repurchase, from time to time through Feb. 28, 2017, up to $1.25 billion in shares of its outstanding common stock through open market repurchases or privately negotiated transactions, at management’s discretion. To implement a portion of this program, the company intends to enter into a $750 million accelerated stock repurchase (“ASR”) arrangement in the near term.

•	Completed Previous $500 Million Stock Repurchase Program - In the second quarter, Quanta acquired approximately 5.8 million shares of its common stock in the open market for a total cost of approximately $172 million. Subsequent to the end of the second quarter, the company acquired approximately 1.8 million shares of its common stock in the open market for a total cost of approximately $52 million, which completed the $500 million stock repurchase program authorized at the end of 2013. In total under that program, Quanta repurchased approximately 17.4 million shares of its common stock for a total cost of approximately $500 million.

•	Selected for Norlite Pipeline Project - In May 2015, Enbridge Pipelines (Athabasca) Inc. selected Banister Pipelines Constructors Corp., a Quanta Services company, for Package A of the Norlite Pipeline Project. The project is expected to begin construction in the third quarter and includes the installation of approximately 125 miles (200 kilometers) of up to 24 inch diameter pipeline from the Enbridge Stonefell site to the Suncor East Tank farm near Fort McMurray. Construction is expected to be complete in the spring of 2017.

-MORE-

•	Closed the Sale of Fiber Optic Licensing Operations - Yesterday, Quanta closed the sale of its fiber optic licensing operations to Crown Castle International Corp. for approximately $1 billion in cash, resulting in approximately $830 million in after-tax net proceeds. This transaction unlocked the substantial value in the fiber optic licensing operations and enables the company to enhance its strategic focus on energy infrastructure markets.

•	Acquired Three Companies in the Third Quarter - During the third quarter of 2015, Quanta has completed three acquisitions. The companies acquired include a foundation services company and an electrical infrastructure services contractor, both located in the United States, and an electrical engineering company located in Australia. All of these companies are included in Quanta’s Electric Power Infrastructure Services segment. The aggregate consideration paid or payable for these acquisitions includes approximately $28.8 million in cash, subject to net working capital and other adjustments, and shares of Quanta common stock valued at approximately $7.7 million.

OUTLOOK

The long-term outlook for Quanta’s business is positive. However, short-term financial results have been impacted by adverse weather conditions, execution challenges on certain larger projects, a higher effective tax rate, the adverse effect of currency translation, and project delays due to regulatory, permitting and other challenges. Some of these issues are expected to continue to impact results in the near term. Therefore, Quanta’s financial outlook for revenues, margins and earnings reflects management’s efforts to properly align these uncertainties with the backlog the company is executing on and the opportunities expected to materialize during the remainder of 2015. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta completed the sale of its fiber optic licensing operations, and as such, Quanta’s third quarter and full year financial outlook from continuing operations excludes the financial contribution of these operations. Quanta’s previous full year guidance, excluding the fiber optic licensing operations, was revenues of $8.0 to $8.4 billion and diluted earnings per share of $1.58 to $1.77.

Quanta expects revenues for the third quarter of 2015 to range between $1.9 billion and $2.0 billion and diluted earnings per share from continuing operations to be $0.34 to $0.40. Amortization of intangibles and non-cash stock-based compensation expense are forecasted to be approximately $8.7 million and $10.1 million for the third quarter of 2015. Quanta expects adjusted diluted earnings per share from continuing operations (a non-GAAP measure) for the third quarter of 2015 to be $0.40 to $0.46. This non-GAAP measure is estimated on a basis similar to the calculations of historical adjusted diluted earnings per share from continuing operations presented in this press release. Quanta expects discontinued operations for the third quarter of 2015 to contribute approximately $175 million, or approximately $0.84 per diluted share, which includes the estimated net after-tax gain on sale of the fiber optic licensing operations.

-MORE-

Quanta expects revenues for the full year 2015 to range between $7.5 billion and $7.7 billion and diluted earnings per share from continuing operations to be $1.05 to $1.20. Quanta expects adjusted diluted earnings per share from continuing operations (a non-GAAP measure) for the full year 2015 to be $1.32 to $1.47. These revenue and earnings per share ranges reflect the lower than anticipated financial results in the first half of the year. They also reflect an expectation that the challenges affecting Quanta’s oil and gas infrastructure segment and Canadian electric power infrastructure services, including the uncertainty in the Canadian economy and delays in the timing of awarded and anticipated large projects, will continue to impact results through the remainder of the year. They also reflect a higher effective tax rate for the full year as compared to the full year of 2014 due to a lower proportion of income earned from international jurisdictions, which is typically taxed at lower statutory rates. In addition, these ranges assume currency rates remain the same and exclude the benefit of potential additional stock repurchases during the remainder of the year. Amortization of intangibles and non-cash stock-based compensation expense are forecasted to be approximately $34.4 million and $39.3 million for the full year 2015. Quanta’s expectations for continuing operations also exclude its former fiber optic licensing operations, as they are now classified as discontinued operations.

SUPPLEMENTAL FINANCIAL MEASURES

Quanta has provided additional unaudited financial information that has been recast to show the impact to prior periods of the presentation of Quanta’s fiber optic licensing operations as discontinued operations. This financial information includes consolidated statements of operations, earnings per share and segment data, as well as backlog and other non-GAAP information, for quarterly and year-to-date periods. This information, along with reconcilliations of the non-GAAP financial measures to reported GAAP measures, is available on Quanta’s website (www.quantaservices.com) in the “Investors & Media” section, and has been furnished in a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2015.

NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used in addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in the table attached to this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

-MORE-

CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for August 5, 2015 at 9:30 a.m. Eastern Time. To participate in the call, dial 1-913-905-1087 at least 10 minutes before the conference call begins and provide the conference call ID 2663239 or ask for the Quanta Services Second Quarter 2015 Conference Call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Internet, please visit the Quanta Services website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website. A replay will also be available until 12:30 p.m. Eastern time on August 12, 2015 and may be accessed at 1-719-457-0820, using the conference call ID 2663239. For more information, please contact Kip Rupp, Vice President - Investor Relations at Quanta Services, by calling 713-341-7260 or emailing investors@quantaservices.com.

GET THE QUANTA SERVICES IR APP

The Quanta investor relations app for iPhone, iPad and Android mobile devices is available for free at Apple’s App Store for the iPhone and iPad and at Google Play for Android mobile devices. The Quanta investor relations app allows users to navigate the company’s investor relations materials including the latest press releases, SEC filings, presentations, videos, audio cast conference calls and stock price information. Sharing functionality via email, Twitter and Facebook is available, as well as the ability for investors to be notified when new information is posted to Quanta’s IR app.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and oil and gas industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. With operations throughout the United States, Canada and Australia and in select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this press release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues, earnings per share, margins, capital expenditures, and other projections of operating or financial results; expectations regarding the business outlook, growth or opportunities in particular markets; future capital allocation initiatives, including the amount, timing, availability, and strategy with respect to any future stock repurchases; the ability to deliver increased value and return capital to shareholders; the strategic use of Quanta’s balance sheet; matters relating to the contemplated ASR arrangement; the effects or results of the sale of Quanta’s fiber optic licensing operations; expectations regarding the use of proceeds from the sale of Quanta’s fiber optic licensing operations; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; the anticipated commencement and completion dates for any projects awarded; the development of oil and natural gas mainline pipe projects and their impact on Quanta’s business or the demand for Quanta’s services; the level of oil, natural gas and natural gas liquids prices and their impact on Quanta’s business or demand for Quanta’s services; the impact of renewable energy initiatives, including mandated state renewable portfolio standards, the economic stimulus package and other existing or potential energy legislation; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the business plans or financial condition of Quanta’s customers; Quanta’s plans and strategies; and the current economic and regulatory conditions and trends in the industries Quanta serves, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by known and unknown risks and uncertainties that are difficult to predict or beyond Quanta’s control,

-MORE-

including, among others, market conditions; the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or environmental processes, project performance issues, or customers’ capital constraints; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts, including the ability to obtain awards of projects on which Quanta bids or is otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; adverse impacts from weather; the ability to generate internal growth; competition in Quanta’s business, including the ability to effectively compete for new projects and market share; potential failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multi-employer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of further increases in the liability associated with Quanta’s withdrawal from a multi-employer pension plan; liabilities for claims that are self-insured or not insured; unexpected costs or liabilities that may arise from lawsuits or indemnity claims asserted against Quanta; the outcome of pending or threatened litigation; risks relating to the potential unavailability or cancellation of third party insurance, the exclusion of coverage for certain losses, and potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms; loss of customers with whom Quanta has long-standing or significant relationships; the potential that participation in joint ventures exposes Quanta to liability and/or harm to its reputation for acts or omissions by partners; Quanta’s inability or failure to comply with the terms of its contracts, which may result in unexcused delays, warranty claims, failure to meet performance guarantees, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities; Quanta’s customers’ capital programs and the resulting impact on demand for Quanta’s services; the future development of natural resources in shale formations; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of Quanta’s customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, which may result in project delays and cancellations; budgetary or other constraints that may reduce or eliminate tax incentives for or government funding of projects, including stimulus projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws; the ability to successfully identify, complete, integrate and realize synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of impairments of goodwill, receivables and other intangible assets or investments; growth outpacing Quanta’s decentralized management and infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce Quanta’s intellectual property rights or the obsolescence of such rights; risks related to the implementation of an information technology solution; the impact of a unionized workforce on operations, including labor stoppages or interruptions due to strikes or lockouts; potential liabilities relating to occupational health and safety matters; Quanta’s dependence on suppliers, subcontractors and equipment manufacturers; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit and cash, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investing activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; potential exposure to environmental liabilities; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; rapid technological and structural changes that could reduce the demand for Quanta’s services; the impact of increased healthcare costs arising from healthcare reform legislation; the impact of regulatory changes on labor costs; the impact of significant fluctuations in foreign currency exchange rates; the business, accounting or other effects from the sale of Quanta’s fiber optic licensing operations; the potential for claims or damages associated with the sale of Quanta’s fiber optic licensing operations, including as a result of indemnity claims; Quanta’s inability or failure to enter into the contemplated ASR arrangement; the terms of the contemplated ASR arrangement and factors affecting the final number and price of shares to be purchased thereunder, including the volume-weighted average share price of common stock, actions by counterparties to such arrangement, events and transactions that result in termination of the contemplated ASR arrangement or adjustments of shares purchased or amounts paid under the contemplated ASR arrangement, and possible decisions to enter into alternative transactions in lieu of the contemplated ASR arrangement; and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, Quanta’s Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2015 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made by any third party regarding the subject matter of this press release.

# # #

Quanta Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2015 and 2014

(In thousands, except per share information)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues	$1,872,340	$1,838,209	$3,733,726	$3,573,657
Cost of services (including depreciation)	1,644,835	1,574,000	3,268,315	3,053,394

Gross profit	227,505	264,209	465,411	520,263
Selling, general and administrative expenses	149,923	135,210	295,386	265,251
Arbitration expense	—	—	—	38,848
Amortization of intangible assets	8,731	8,202	17,024	16,035

Operating income	68,851	120,797	153,001	200,129
Interest expense	(1,675)	(1,128)	(3,075)	(2,110)
Interest income	319	599	772	2,141
Equity in earnings (losses) of unconsolidated affiliates	(314)	(332)	(314)	(332)
Other income (expense), net	(134)	(901)	(346)	(257)

Income from continuing operations before income taxes	67,047	119,035	150,038	199,571
Provision for income taxes	31,584	41,220	62,185	70,074

Net income from continuing operations	35,463	77,815	87,853	129,497
Net income from discontinued operations	14,102	7,629	19,897	14,595

Net income	49,565	85,444	107,750	144,092
Less: Net income attributable to non-controlling interests	3,456	4,362	8,157	8,602

Net income attributable to common stock	$46,109	$81,082	$99,593	$135,490

Amounts attributable to common stock:
Net income from continuing operations	$32,007	$73,453	$79,696	$120,895
Net income from discontinued operations	14,102	7,629	19,897	14,595

Net income attributable to common stock	$46,109	$81,082	$99,593	$135,490

Earnings per share attributable to common stock - basic and diluted:
Continuing operations	$0.15	$0.33	$0.37	$0.55
Discontinued operations	0.07	0.04	0.09	0.07

Net income attributable to common stock	$0.22	$0.37	$0.46	$0.62

Weighted average shares used in computing earnings per share:
Basic	213,047	219,612	214,257	219,345

Diluted	213,059	219,642	214,269	219,375

-MORE-

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$65,427	$190,515
Accounts receivable, net	1,626,833	1,801,110
Costs and estimated earnings in excess of billings on uncompleted contracts	347,511	290,447
Inventories	55,815	38,921
Prepaid expenses and other current assets	210,909	210,267
Current assets of discontinued operations	9,072	22,716

Total current assets	2,315,567	2,553,976
PROPERTY AND EQUIPMENT, net	1,129,597	1,099,574
OTHER ASSETS, net	99,790	79,133
OTHER INTANGIBLE ASSETS, net	234,303	243,584
GOODWILL	1,598,654	1,596,695
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	752,599	739,062

Total assets	$6,130,510	$6,312,024

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and short-term borrowings	$2,638	$8,876
Accounts payable and accrued expenses	875,152	856,245
Billings in excess of costs and estimated earnings on uncompleted contracts	233,715	251,113
Current liabilities of discontinued operations	67,643	21,091

Total current liabilities	1,179,148	1,137,325
LONG-TERM DEBT AND NOTES PAYABLE, net of current maturities	214,255	72,489
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	479,328	462,109
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	48,061	114,561

Total liabilities	1,920,792	1,786,484

TOTAL STOCKHOLDERS’ EQUITY	4,196,244	4,514,473
NON-CONTROLLING INTERESTS	13,474	11,067

TOTAL EQUITY	4,209,718	4,525,540

Total liabilities and equity	$6,130,510	$6,312,024

Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three and Six Months Ended June 30, 2015 and 2014 (Unaudited)

Segment Results

Quanta reports its results under two reportable segments: (1) Electric Power Infrastructure Services and (2) Oil and Gas Infrastructure Services, as set forth below (in thousands, except percentages).

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
Revenues:
Electric Power Infrastructure	$1,222,324	65.3%	$1,252,842	68.2%	$2,462,616	66.0%	$2,542,433		71.1%
Oil and Gas Infrastructure	650,016	34.7	585,367	31.8	1,271,110	34.0	1,031,224		28.9

Consolidated revenues	$1,872,340	100.0%	$1,838,209	100.0%	$3,733,726	100.0%	$3,573,657		100.0%

Operating income (loss):
Electric Power Infrastructure	$88,027	7.2%	$112,836	9.0%	$197,019	8.0%	$257,324		10.1%
Oil and Gas Infrastructure	35,981	5.5	55,583	9.5	60,128	4.7	34,411	(a)	3.3
Corporate and Non-Allocated Costs	(55,157)	N/A	(47,622)	N/A	(104,146)	N/A	(91,606)		N/A

Consolidated operating income	$68,851	3.7%	$120,797	6.6%	$153,001	4.1%	$200,129		5.6%

(a)	Included in operating income for the Oil and Gas Infrastructure Services segment for the six months ended June 30, 2014 is the impact of a $38.8 million expense associated with an arbitration decision related to a contract dispute on a 2010 directional drilling project.

Backlog

Backlog is not a term recognized under United States generally accepted accounting principles (GAAP); however, it is a common measurement used in the industry. Quanta’s methodology for determining backlog may not be comparable to the methodologies used by other companies. Quanta’s backlog represents the amount of consolidated revenue that it expects to realize from future work under construction contracts, long-term maintenance contracts and master service agreements. These estimates include revenues from the remaining portion of firm orders not yet completed and on which work has not yet begun, as well as revenues from change orders, renewal options, and funded and unfunded portions of government contracts to the extent that they are reasonably expected to occur. For purposes of calculating backlog, Quanta includes 100% of estimated revenues attributable to consolidated joint ventures and variable interest entities. The following table presents Quanta’s total backlog by reportable segment as of June 30, 2015, December 31, 2014 and June 30, 2014, along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	June 30, 2015		December 31, 2014		June 30, 2014
	12 Month	Total	12 Month	Total	12 Month	Total

Electric Power Infrastructure	$3,217.1	$6,280.2	$3,395.1	$6,715.6	$3,301.2	$5,932.9
Oil and Gas Infrastructure	1,705.7	2,870.7	1,824.6	2,520.6	1,317.7	2,220.4

Total	$4,922.8	$9,150.9	$5,219.7	$9,236.2	$4,618.9	$8,153.3

Quanta Services, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures For the Three and Six Months Ended June 30, 2015 and 2014 (In thousands, except per share information) (Unaudited)

The non-GAAP measure of adjusted diluted earnings per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash stock-based compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, forfeiture rates, accelerated vesting and amounts granted during the period; (iii) acquisition costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period; and (iv) the expense associated with the arbitration decision is not a regularly occurring operational item.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Adjusted diluted earnings per share from continuing operations:

Net income attributable to common stock (GAAP as reported)	$46,109	$81,082	$99,593	$135,490

Adjustments, net of income taxes:

Arbitration expense (a)	—	—	—	25,822

Impact of Alberta tax law change (b)	4,982	—	4,982	—

Impact of remeasurement of deferred taxes associated with discontinued operations (c)	(8,336)	—	(8,336)	—

Acquisition and integration costs	1,766	762	2,998	4,390

Adjusted net income attributable to common stock before certain non-cash adjustments	44,521	81,844	99,237	165,702

Non-cash stock-based compensation, net of income taxes	5,926	6,107	11,703	12,110

Amortization of intangible assets, net of income taxes	5,889	5,391	11,495	10,334

Adjusted net income attributable to common stock for adjusted diluted earnings per share	56,336	93,342	122,435	188,146

Net income from discontinued operations	(14,102)	(7,629)	(19,897)	(14,595)

Impact of remeasurement of deferred taxes associated with discontinued operations (c)	8,336	—	8,336	—

Adjusted net income from continuing operations attributable to common stock for adjusted diluted earnings per share	$50,570	$85,713	$110,874	$173,551

Calculation of weighted average shares for adjusted diluted earnings per share:

Weighted average shares outstanding for basic earnings per share	213,047	219,612	214,257	219,345

Effect of dilutive stock options	12	30	12	30

Weighted average shares outstanding for adjusted diluted earnings per share	213,059	219,642	214,269	219,375

Adjusted diluted earnings per share from net income attributable to common stock	$0.26	$0.42	$0.57	$0.86

Adjusted diluted earnings per share from continuing operations	$0.24	$0.39	$0.52	$0.79

(a)	To eliminate the expense recorded in the six months ended June 30, 2014 resulting from an arbitration decision associated with a contract dispute on a 2010 directional drilling project.
(b)	To eliminate the non-recurring impact of the cumulative revaluation of certain deferred tax liabilities pursuant to an Alberta provincial income tax law change that became effective as of June 1, 2015.
(c)	To eliminate the impact of the remeasurement of certain deferred taxes due to the sale of the fiber optic licensing operations.